Exhibit 99.1

ARRIS Group, Inc. Appoints New Director

May 15, 2014 - Suwanee, GA: ARRIS (NASDAQ: ARRS) a global telecommunications technology leader, announced the appointment of Dr. Jeong Kim to the Company’s Board of Directors. Dr. Kim was formerly President of Bell Labs and Chief Strategy Officer of Alcatel-Lucent. He also served as Chief Operating Officer and later President of the Optical Networking Group of Lucent. Dr. Kim also served as Professor of Electrical and Computer Engineering at the University of Maryland.

Dr. Kim was the founder and CEO of Yurie Systems, Inc., a global leader in data networking access technology which he took public and ultimately sold to Lucent Technologies in 1998.

Dr. Kim earned his Bachelor’s in electrical engineering and computer science and Master’s degree in technical management, both from the John Hopkins University, and his Ph.D. in reliability engineering from the University of Maryland.

“Dr. Kim brings to the Board his outstanding experience and leadership in the telecommunications industry from an engineering and strategy point of view as well as keen acumen from a business and operations prospective” said Robert J. Stanzione, ARRIS Chairman and CEO. “Dr., Kim’s membership adds uniquely to the skill sets of our Board that will help guide ARRIS through these transformative times in the information industry. We welcome his addition with pride.”

Dr. Kim currently serves on the Board of Schneider Electric, S.A. (Euronext Paris: SU) and Nuclear Threat Initiative (NTI).

About ARRIS

ARRIS is a global innovator in IP, video and broadband technology. We have continually worked with our customers to transform the experience of entertainment and communications for millions of people across the world. The people of ARRIS are dedicated to the success of our customers, bringing a passion for invention that has fueled our 60-year history: We created digital TV, delivered the first wireless broadband gateway and are pioneering the standards and pathways for tomorrow’s personalized, Ultra HD, multiscreen, and cloud services. We are dedicated to meeting today’s challenges and preparing for the tasks the future holds. Collaborating with our customers, ARRIS will continue to solve the most pressing challenges of 21st century communications. Together, we are inventing the future. For more information: www.arrisi.com.

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Media Contact (for media and analysts only)

Bob Puccini

ARRIS investor Relations

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bob.puccini@arrisi.com